AGREEMENT AND PLAN OF MERGER

Among

MOORE WALLACE INCORPORATED,

LASER COMPANY, INC.,

PAYMENT PROCESSING SOLUTIONS, INC.

and

the Stockholders of PAYMENT PROCESSING SOLUTIONS, INC.

set forth on the signatures pages hereto

Dated as of November 26, 2003

Table of Contents

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1. 1.2. 1.3.	The Merger Closing Effective Time	2 2 3

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1. 2.2.	The Certificate of Incorporation The Bylaws	3 3

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1. 3.2.	Directors Officers	3 4

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1. 4.2. 4.3. 4.4. 4.5. 4.6. 4.7. 4.8. 4.9.	Effect on Capital Stock
Exchange of Certificates for Merger Consideration
Disparate Consideration Merger
Company Options; Warrants
Treatment of the Subordinated Debt and Issuance of Additional Shares
Working Capital Adjustment
Subscription for Common Stock in Surviving Corporation
Holdback
Bonus Adjustment	4 6 9 9 9 11 12 13 13

ARTICLE V

Representations and Warranties

5.1. 5.2.	Representations and Warranties of the Stockholders Representations and Warranties of Parent and Merger Sub	13 28

ARTICLE VI

Covenants

6.1. 6.2. 6.3. 6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12. 6.13. 6.14.	Interim Operations
Acquisition Proposals
Other Actions; Notification
Access
Publicity
Expenses
Subordinated Debt; Bank Debt
Non-Competition; Non-Solicitation
Special Dividend
Termination of Related Party Contracts
Additional Financial Statements
FIRPTA Compliance
Amendment to Registration Rights Agreement
Indemnification of Directors and Officers	31 33 33 34 35 35 35 35 38 38 38 38 38 38

ARTICLE VII

Conditions

7.1. 7.2. 7.3.	Conditions to Each Party's Obligation to Effect the Merger Conditions to Obligations of Parent and Merger Sub Conditions to Obligation of the Company and the Stockholders	39 40 41

ARTICLE VIII

Termination

8.1. 8.2. 8.3.	Termination by Mutual Consent Termination by Either Parent or the Company Effect of Termination and Abandonment	42 42 42

ARTICLE IX

Indemnification

9.1. 9.2. 9.3. 9.4. 9.5. 9.6. 9.7. 9.8. 9.9. 9.10. 9.11.	Survival; Right to Indemnification Not Affected by Knowledge
Indemnification and Payment of Losses by the Stockholders
Indemnification and Payment of Losses by Parent
Limitations on Amount - the Stockholders
Limitations on Amount - Parent
Interpretation
Contribution
Exclusive Remedy
Procedures for Indemnification
Tax Treatment; Payment
Indemnification With Respect to Section 6.8
43 44 44 44 45 45 45 46 46 46 47

ARTICLE X

Miscellaneous and General

10.1. 10.2. 10.3. 10.4. 10.5. 10.6. 10.7. 10.8. 10.9. 10.10. 10.11. 10.12. 10.13. 10.14. 10.15. 10.16. 10.17.	Modification or Amendment
Waiver of Conditions
Counterparts
GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL
Notices
Entire Agreement
Waivers and Releases
No Third Party Beneficiaries
Obligations of Parent and of the Company
Definitions
Severability
Interpretation
Specific Performance
Assignment
Stockholders Agreement
Appointment of Stockholders' Representative
Contribution and Indemnification Among the Stockholders	47 47 47 47 48 50 50 51 51 51 51 51 51 52 52 52 53

Exhibits A-1 and A-2	Stockholders Shares and Addresses

Exhibit B	Form of Written Consent of Stockholders

Exhibit C	Form of Amendment to Registration Rights Agreement

INDEX OF DEFINED TERMS

Terms

Acquisition Proposals
Affiliates
Agreement
Audited Financial Statements
Average Closing Price
Bankruptcy and Equity Exception
Bylaws
Cash Consideration Stockholders
Certificate
Charter
Closing
Closing Date
Code
Company
Company Compensation and Benefit Plans
Company Disclosure Schedule
Company Financial Statements
Company IP Rights
Company Material Adverse Effect
Company Non-U.S. Compensation and Benefit Plans
Company Option
Company Pension Plan
Company U.S. Compensation and Benefit Plans
Competitive Activities
Confidentiality Agreement
Constituent Corporations
Contracts
Conversion Number
Covered D&O Indemnitees
Credit Agreement
Deductible Amount
Delaware Certificate of Merger
DGCL
Effective Time
Employees
Encumbrances
Environmental Law
Equity Value
ERISA
ERISA Affiliate
ERISA Plans
Estimated 2003 Bonus Amount
FIRPTA Compliance Certificate
GAAP
GSC Indemnified Parties
GSC Partners
GSC Partners Cash Portion
GSC Partners Cash Warrant Payment
GSC Warrant
Governmental Consents
Governmental Entity
Hazardous Substance
HSR Act
Indemnification Cap
Indemnification Payment
Indemnifying Party
Indemnitee
Indemnitor
Ingelsby Debt
Inventory
IP Licenses
IP Rights
IRS
Issued Share Number
Issued Share Value
Judgment
Laws
Leased Real Property
Liquidation
Losses
Material Contracts
Merger
Merger Consideration
Merger Sub
Multiemployer Plan
NYSE
October 31, 2002 Financial Statements
October 31, 2003 Financial Statements
Order
Other Indemnifying Stockholder
Owned Real Property
Parent
Parent Common Stock
Parent Disclosure Schedule
Parent Indemnified Parties
Parent Material Adverse Effect
Parent Preference Shares
Parent Reports
Per Share Amount
Permitted Encumbrance
Person
Preferred Shares
Printing Business
Proceedings
Receivables
Registration Rights Agreement
Related Party Contract
Representatives
SEC
Securities Act
Senior Managers
Share
Shareholder Vote
Shares
Special Dividend
Stockholders
Stockholders Agreement
Stockholders' Representative
Stockholders' Representative Objection
Subordinated Debt
Subsidiary
Surviving Corporation
Takeover Statute
Tangible Personal Property
Tax
Taxable
Taxes
Tax Return
Third-Party IP Rights
TSX
Voting Debt
Working Capital
Working Capital Certificate
Working Capital Objection Period
Working Capital Post-Closing Adjustment
Working Capital Targeted Amount	Section

6.2
6.3(a)
Preamble
5.1(e)(i)
4.5
5.1(c)(i)
2.2
4.1(a)
4.1(d)
2.1
1.2
1.2
4.2(g)
Preamble
5.1(h)(i)
5.1
5.1(e)(i)
5.1(o)(ii)(A)
5.1(a)(ii)
5.1(h)(ii)
4.4(a)
5.1(h)(ii)
5.1(h)(ii)
6.8(b)
6.4
Preamble
5.1(d)(ii)
4.5
6.14
6.7(b)
9.4(i)
1.3
1.1
1.3
5.1(h)(i)
5.1(r)(iii)(C)
5.1(k)
4.1(b)
5.1(h)(i)
5.1(h)(iii)
5.1(h)(ii)
4.1(b)
6.12
5.1(e)(i)
9.3
Recitals
4.2(b)
4.4(b)
4.4(b)
7.1(a)
5.1(d)(i)
5.1(k)
5.1(d)
9.4
10.17(a)
9.9
10.17(b)
10.17(b)
4.2(d)
5.1(x)
5.1(o)(i)
5.1(o)(i)
5.1(h)(ii)
4.5(b)
4.5(b)
5.1(g)(i)
5.1(i)
5.1(r)(iii)(B)
6.9
9.2
5.1(p)
Recitals
4.1(a)
Preamble
5.1(h)(ii)
4.2(c)
5.1(e)(i)
5.1(e)(i)
7.1(b)
10.17(a)
5.1(r)(iii)(A)
Preamble
Recitals
5.2
9.2
5.2(a)
5.2(c)
5.2(f)
4.1(b)
5.1(r)(iii)(D)
4.4(c)
5.1(b)
6.8(a)
5.1(g)(i)
5.1(w)
Recitals
5.1(t)
6.4
5.1(x)
4.2(e)
6.8(a)
4.1(a)
4.2(c)
4.1(a)
6.9
Preamble
Recitals
10.16(a)
4.6(a)
4.5
5.1(a)(i)
1.1
5.1(j)
5.1(s)
5.1(l)(i)
5.1(l)(i)
5.1(l)(i)
5.1(l)(ii)
5.1(o)(i)
5.2(d)
5.1(b)
4.6(a)
4.6(a)
4.6(a)
4.6(c)
4.6(a)

AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of November 26, 2003, among Moore Wallace Incorporated, a corporation continued under the laws of Canada ("Parent"), Laser Company, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), Payment Processing Solutions, Inc., a Delaware corporation (the "Company", the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations") and stockholders of the Company, whose signatures are set forth on the signature pages hereto (the "Stockholders").

RECITALS

           WHEREAS, the board of directors of Parent formed a special committee of the board of directors to consider the transactions contemplated by this Agreement, and such special committee has unanimously recommended that the board of directors of Parent approve this Agreement;

           WHEREAS, the chairman of the board of directors of Parent has disclosed fully his involvement with GSC Partners to the other members of the board of directors of Parent and has recused himself from all proceedings of the board of directors of Parent (and the special committee thereof) relating to this Agreement;

           WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and declared the advisability of this Agreement;

           WHEREAS, the relevant wholly owned subsidiary of Parent as the sole stockholder of Merger Sub has executed this Agreement and has executed a written consent adopting this Agreement;

           WHEREAS, Stockholders of the Company have executed this Agreement and have executed a written consent adopting this Agreement;

           WHEREAS, Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P. and Greenwich Fund, L.P. (collectively, "GSC Partners") collectively own 8,895.05828 Shares (as defined herein), or approximately 88.95% of the issued and outstanding Shares as of the date hereof, and warrants to purchase an additional 526.31579 Shares;

           WHEREAS, at the Closing (as defined herein), Parent and GSC Partners will enter into an amendment to that Registration Rights Agreement, dated as of December 28, 2001, among Parent, GSC Partners and the other Persons set forth on the signature pages thereto (the "Registration Rights Agreement"), pursuant to which the common shares of Parent ("Parent Common Stock") that GSC Partners is to receive in connection with the Merger shall constitute "Subject Securities" for all purposes of the Registration Rights Agreement;

           WHEREAS, pursuant to this Agreement, the Stockholders are entering into an amendment to that Stockholders Agreement, dated as of July 2, 1998, among the Company and the Stockholders (the "Stockholders Agreement"), pursuant to which the Stockholders will waive any and all provisions of the Stockholders Agreement to the extent such provisions are in any way inconsistent with or in contravention to the terms and provisions of this Agreement;

           WHEREAS, as an inducement and condition to Parent's willingness to enter into this Agreement, certain executives of the Company have executed and delivered employment agreements with the Company to be effective as of the Closing; and

           WHEREAS, the Company, the Stockholders, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

           NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

           1.1.The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

           1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 375 Park Avenue, New York, New York, at 10:00 A.M. on the first business day (the "Closing Date") following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

           1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent and specified in the Delaware Certificate of Merger (the "Effective Time").

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

           2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that Article IV of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share, and an unlimited number of fixed value redeemable preferred shares each having a redemption price of $100."

           2.2. The Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Officers and Directors
of the Surviving Corporation

           3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

           3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

           4.1. Effect on Capital Stock. Subject to the terms and conditions of this Agreement (including, without limitation, Section 4.8), at the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

           (a) Merger Consideration. Each share of Common Stock, par value $0.01 per share, of the Company (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either shares of Parent Common Stock or an amount in cash, without interest (in each case, the "Merger Consideration") in accordance with the terms and provisions of this Article IV. Those Stockholders set forth on Exhibit A-1 hereto will receive cash, without interest, as Merger Consideration (the "Cash Consideration Stockholders") in the manner set forth in Section 4.2, and the number of Shares each such Stockholder owns is set forth across from such Stockholder's name on Exhibit A-1. Except as otherwise provided in this Agreement, GSC Partners will receive cash and shares of Parent Common Stock as Merger Consideration in the manner set forth in Sections 4.2 and 4.5, and the amount of cash and the number of shares of Parent Common Stock to be received by each Person constituting GSC Partners shall be pro rata to the respective ownership set forth across from such Person's name on Exhibit A-2.

           (b) Cash Consideration Stockholders Merger Consideration. Subject to Section 4.2 and in connection with the Merger, each Cash Consideration Stockholder will have the right to receive in exchange for each Share held by such Cash Consideration Stockholder, an amount in cash, without interest (the "Per Share Amount"), equal to the quotient of (i) the Equity Value divided by (ii) the sum of the aggregate number of Shares issued and outstanding at the Effective Time plus the aggregate number of Shares subject to issuance pursuant to all Company Options and GSC Warrants at the Effective Time. As used in this Agreement, the term "Equity Value" means the difference between (A) the sum of (1) $92,500,000, (2) cash and cash equivalents at the Company at Closing, (3) the aggregate amount of the strike/exercise prices for all of the unexercised Company Options and GSC Warrants at Closing and (4) the aggregate amount of the Ingelsby Debt and (B) the sum of (1) $12,500,000 (i.e., the principal amount of the Subordinated Debt) plus the amount of all accrued interest on the Subordinated Debt at Closing, (2) the principal amount of all indebtedness for borrowed money of the Company at Closing other than the Subordinated Debt (including, without limitation, all bank indebtedness) plus the amount of all accrued interest on such indebtedness at Closing, (3) the aggregate value at Closing of bonus payments to the Company's managers in lieu of previously agreed upon stock options, (4) the amount of all monitoring or similar fees and expenses (including the amount of any payment of or reimbursement for legal, financial, accountant or other representatives' fees) paid or payable after July 31, 2003 to GSC Partners (or to GSC Partners' legal, financial, accounting or other representatives) by the Company or any of its Subsidiaries, (5) all fees and expenses paid or payable by the Company or any of its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby to (x) Lehman Brothers, Inc., (y) Carl Crosetto, a director of the Company, and (z) legal counsel and (6) the aggregate amount of accrued bonus payments estimated as of the Closing Date to be paid by the Company and its Subsidiaries to certain employees after the Closing Date (the "Estimated 2003 Bonus Amount"). The parties hereto agree that the amounts set forth in clauses (1) through (6) of the preceding sentence shall not be taken into account twice (i.e., such amounts shall not be taken into account to the extent such amount was previously paid out of the cash and cash equivalents at the Company and is not included in "the cash and cash equivalents at the Company at Closing" for purposes of clause (ii)(A)(2) of the preceding sentence).

           (c) GSC Partners Merger Consideration. Subject to Sections 4.2 and 4.5 and in connection with the Merger, GSC Partners will have the right to receive (pro rata in accordance with their respective ownership) in exchange for all of its Shares, (i) cash, in accordance with Section 4.2 (subject to GSC Partners' right to request a Shareholder Vote and the outcome of such Shareholder Vote) and (ii) newly issued shares of Parent Common Stock in an amount equal to the Issued Share Number in accordance with Section 4.5.

           (d) Cancellation of Shares. At the Effective Time, all Shares (including shares of treasury stock) shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than shares of treasury stock) shall thereafter represent only the right to the Merger Consideration pursuant to Section 4.2(b). At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

           (e) Merger Sub. At the Effective Time, all of the shares of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and non-assessable share of fixed value preferred stock of the Surviving Corporation having a redemption price and a fair market value of $100.

           4.2. Exchange of Certificates for Merger Consideration.

           (a) Surrender of Certificates. At the Effective Time, the Stockholders will surrender the Certificates representing their Shares to the Surviving Corporation and Parent for cancellation together with any related documentation reasonably requested by the Surviving Corporation or Parent in connection therewith. After the Effective Time, each outstanding Certificate will be deemed for all corporate purposes to evidence only the right to receive the Merger Consideration in accordance with the provisions of this Article IV.

           (b) Delivery of Merger Consideration. Promptly after the Effective Time and subject to Section 4.8, Parent and the Surviving Corporation shall cause to be delivered (i) to GSC Partners, (A) newly issued shares of Parent Common Stock in an amount equal to the Issued Share Number in accordance with Section 4.5 and (B) subject to Section 4.2(c), an amount of cash equal to the difference between (x) the product of 8,895.05828 multiplied by the Per Share Amount and (y) the Issued Share Value (such difference, the "GSC Partners Cash Portion"), by wire transfer of immediately available funds to an account previously designated by GSC Partners, and (ii) subject to Section 4.2(d), to each Cash Consideration Stockholder who has properly surrendered Certificates, cash in the form of a check in an aggregate amount equal to the Per Share Amount multiplied by the number of Shares set forth across from such Cash Consideration Stockholder's name on Exhibit A hereto. No interest will be paid or accrued on any amount payable (including, without limitation, the GSC Partners Cash Portion) upon due surrender of the Certificates.

           (c) Shareholder Vote. GSC Partners shall have the right to deliver to Parent, at least three calendar days prior to the Closing, a written notice requesting that Parent seek a vote of its shareholders in accordance with Subsection 312.03(b) of the NYSE Listed Company Manual (and the requirements of the Toronto Stock Exchange, if any, and Ontario Securities Commission Rule 61-501 and Quebec Securities Commission Policy Q-27) to enable Parent to issue new shares of Parent Common Stock to GSC Partners in lieu of the GSC Partners Cash Portion and the GSC Partners Cash Warrant Payment (the "Shareholder Vote"). Notwithstanding anything in this Agreement to the contrary, if GSC Partners timely delivers such a written notice, (i) unless such notice is rescinded in accordance with clause (iii) or clause (iv) below, in connection with the preparation of a proxy statement in connection with Parent's next annual general meeting (or sooner than that if Parent is otherwise preparing a proxy statement in connection with another matter for a special meeting or otherwise and Parent's board of directors determines in its discretion that it is appropriate to include the Shareholder Vote issue in such proxy statement), Parent shall include the Shareholder Vote issue in such proxy statement, (ii) if the outcome of the Shareholder Vote is a valid approval of the issuance of new shares of Parent Common Stock to GSC Partners, then, within three business days after such Shareholder Vote, in lieu of the payment of the GSC Partners Cash Portion and the GSC Partners Cash Warrant Payment to GSC Partners, Parent shall issue to GSC Partners a number of new shares of Parent Common Stock equal to the quotient of (A) the sum of the GSC Partners Cash Portion and the GSC Partners Cash Warrant Payment, divided by (B) the average, rounded to the nearest two decimal places, of the per share closing prices of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten consecutive trading days ending on the second trading day prior to the date of the Shareholder Vote, (iii) if either the outcome of the Shareholder Vote is anything other than a valid approval of the issuance of new shares of Parent Common Stock to GSC Partners or GSC Partners otherwise rescinds its request for a Shareholder Vote in writing to Parent delivered at least ten days prior to Parent's filing with the SEC the proxy statement regarding the Shareholder Vote, then, within five calendar days after such Shareholder Vote or such rescission, as applicable, Parent shall deliver to GSC Partners the GSC Partners Cash Portion and the GSC Partners Cash Warrant Payment, without any interest thereon, by wire transfer of immediately available funds to an account previously designated by GSC Partners and (iv) if Parent has not delivered newly issued shares of Parent Common Stock to GSC Partners pursuant to clause (ii) above prior to the date that is ten (10) days before the six (6) month anniversary of the Closing Date and the meeting for the Stockholder Vote has not otherwise been held, then, at any time during the five (5) day period beginning on the tenth day prior to the six (6) month anniversary of the Closing Date, GSC Partners may rescind its request for a Shareholder Vote in writing to Parent and within five calendar days after such rescission Parent shall deliver to GSC Partners the GSC Partners Cash Portion and the GSC Partners Cash Warrant Payment, without any interest thereon, by wire transfer of immediately available funds to an account previously designated by GSC Partners. In the event that the common stock of Parent becomes convertible or exchangeable into or exercisable for other securities prior to the time of the delivery of the shares of Parent Common Stock as a result of a reclassification, stock split (including a reverse split), dividend or distribution, recapitalization, merger, plan of arrangement, subdivision, combination, issuer tender or exchange offer, or other similar transaction, equitable provision will be made (to the extent permissible and subject to any required stockholder vote) so that, in lieu of the shares of Parent Common Stock that GSC Partners otherwise would receive, if any, GSC Partners will instead receive the number and class of shares or other securities or property that GSC Partners would have received in respect of Parent Common Stock if such Parent Common Stock had been issued immediately prior to such event or the record date therefor, as applicable.

           (d) Inglesby Debt. Notwithstanding anything to the contrary contained herein, any amount to be paid to Thomas V. Inglesby, as a Cash Consideration Stockholder, under this Agreement, shall be reduced by the aggregate amount of the indebtedness (including, without limitation, principal and accrued interest) owed by Thomas V. Ingelsby to the Company and its Subsidiaries as of the Effective Time (such aggregate amount, the "Ingelsby Debt") , and such reduction shall be treated as satisfying in full Thomas V. Inglesby's debt obligation to the Company and its Subsidiaries.

           (e) Legend. GSC Partners understands and agrees that the certificates representing shares of Parent Common Stock it is to receive in connection with the consummation of the Merger may have impressed, printed, written or stamped thereon or otherwise affixed thereto, the following legend or another appropriate legend similar thereto:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR ANY OTHER APPLICABLE STATE OR FEDERAL SECURITIES LAWS AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 26, 2003, AMONG MOORE WALLACE INCORPORATED, LASER COMPANY, INC., PAYMENT PROCESSING SOLUTIONS, INC. AND THE STOCKHOLDERS PARTY THERETO, AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE ISSUER MAY REQUIRE, ON ADVICE OF ITS COUNSEL, THAT ANY SUCH TRANSFER OF SECURITIES TO BE MADE IN RELIANCE ON AN EXEMPTION FROM REGISTRATION UNDER SUCH SECURITIES LAWS MAY NOT BE MADE UNLESS AN OPINION OF COUNSEL OF THE HOLDER, REASONABLY SATISFACTORY TO THE ISSUER, IS PROVIDED TO THE ISSUER PRIOR TO SUCH TRANSFER.

The above legend shall promptly be removed by Parent if at such time a registration statement under the Securities Act of 1933, as amended (the "Securities Act") has become effective thereunder with respect to such shares or at such time as such shares can be freely transferred in a sale without such a registration statement; provided, however, that Parent may require a written opinion of counsel of GSC Partners to the effect that such an exemption is available and the transfer is otherwise in compliance with such securities laws, and such transfer may be made only if Parent receives such an opinion of GSC Partners' counsel, in form and substance reasonably satisfactory to Parent, prior to any such transfer.

           (f) Resale of Shares. During the period from and including the date of this Agreement and for a period of six months thereafter, no Stockholder shall, without the prior written consent of the Parent, except by operation of law, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any shares of Parent Common Stock delivered in connection with this Agreement and the transactions contemplated hereby.

           (g) Withholding Taxes. Parent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Stockholder such amounts as are required to be deducted and withheld with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign Tax law, and Parent shall pay such amounts to the appropriate taxing authority in accordance with applicable Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Stockholder in respect of which such deduction and withholding was made.

           4.3. Disparate Consideration Merger. Each Stockholder recognizes that the Merger involves disparate consideration to Stockholders in that GSC Partners will receive shares of Parent Common Stock (which are subject to restrictions on transfer under applicable federal or state securities laws) for at least a portion of the Merger Consideration and other Stockholders will receive all cash as Merger Consideration. Each Stockholder has determined the Merger, and the Merger Consideration such Stockholder is to receive in connection therewith, to be fair to, and in the best interests of, such Stockholder.

           4.4. Company Options; Warrants. (a) At the Effective Time each outstanding option to purchase Shares (a "Company Option"), whether or not then exercisable, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option multiplied by (y) the excess of the Per Share Amount over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

           (b) At the Effective Time, each outstanding warrant to purchase Shares (a "GSC Warrant"), whether or not then exercisable, shall be purchased by Parent or a Subsidiary of Parent from GSC Partners, as soon as reasonably practicable after surrender thereof, for an amount in cash (subject to GSC Partners' right to request a Shareholder Vote and the outcome of such Shareholder Vote in accordance with Section 4.2(c)) equal to the product of (x) the number of Shares subject to the GSC Warrant multiplied by (y) the excess of the Per Share Amount over the exercise price per Share under such GSC Warrant (such amount, the "GSC Partners Cash Warrant Payment").

           (c) The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements which would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or receive any payments (other than as set forth in this Section) in respect of such options, rights, awards or arrangements.

           As used in this Agreement, the term "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

           4.5. Treatment of the Subordinated Debt and Issuance of Additional Shares. (a) At the Effective Time, the $12,500,000 principal amount of 12% Senior Subordinated Notes due 2005 of the Company (the "Subordinated Debt"), all of which is held by GSC Partners shall be exchanged into the right to receive, in accordance with Section 4.2(b), that number of shares of Parent Common Stock equal to the amount (the "Conversion Number") derived by dividing $12,500,000 by $14.27 (i.e., 875,964 shares of Parent Common Stock); provided, that the amount of all accrued interest on the Subordinated Debt as of the Closing Date shall be paid in cash to GSC Partners on the Closing Date; provided further, that if the average, rounded to the nearest two decimal places, of the per share closing prices of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten consecutive trading days ending on the second trading day prior to the Closing Date (the "Average Closing Price") is equal to or less than $12.76 or equal to or greater than $15.79, the Conversion Number shall be adjusted as set forth in the following chart:

                                          Amount by which
Average Closing Price Range         $12,500,000 is to be divided          Conversion Number
---------------------------         ----------------------------          -----------------
 Any Average Closing Price           See sentence below chart*           See sentence below
       Below $10.75*                                                           chart*

     $10.75 - $11.75                          $11.25                          1,111,111

     $11.76 - $12.76                          $12.26                          1,019,576

     $15.79 - $16.79                          $16.29                            767,342

     $16.80 - $17.80                          $17.30                            722,543

 Any Average Closing Price           See sentence below chart*           See sentence below
      Above $17.80*                                                            chart*

* If the Average Closing Price is below $10.75 or above $17.80 the amount by which the $12,500,000 is to be divided to determine the Conversion Number, will be reduced below $11.25 or increased above $17.30, as applicable, by $1.01 for every Average Closing Price Range level beyond $10.75 – $11.75 or $16.80 – $17.80, as applicable, as though the Average Closing Price Range column on the left side of the above chart continued indefinitely in ranges decreasing and increasing, as applicable, by $1.01.

           (b) As used in this Agreement, the term "Issued Share Number" means that number of shares of Parent Common Stock equal to the difference between (i) the product of (x) 0.009999 multiplied by (y) the number of shares of Parent Common Stock issued and outstanding as of the Closing Date and (ii) the Conversion Number as may be adjusted as set forth in Section 4.5(a). As used in this Agreement, the term "Issued Share Value" means the product of (i) the Issued Share Number and (ii) $14.27, if the Average Closing Price is equal to or greater than $12.77 or equal to or less than $15.78, or the applicable amount set forth in the middle column of the chart above in Section 4.5(a), if the Average Closing Price is equal to or less than $12.76 or equal to or greater than $15.79.

           (c) No fraction of a share of Parent Common Stock will be issued pursuant to this Section 4.5, and any fraction of a share of Parent Common Stock resultant from the calculation in this Section 4.5 has been or will be rounded down to the next whole share if such faction is less than 0.5 and has been or will be rounded up to the next whole share if such fraction is equal to or greater than 0.5.

           4.6. Working Capital Adjustment. (a) Within ninety (90) calendar days after the Closing Date, Parent shall deliver to the Stockholders' Representative a certificate (the "Working Capital Certificate") showing in reasonable detail Parent's calculation of Working Capital as of the Closing; provided, that Parent shall not deliver a Working Capital Certificate if the calculation of Working Capital thereon is equal to or greater than $10,650,000 and equal to or less than $11,200,000 and in such case no Working Capital Post-Closing Adjustment shall be made. As used in this Agreement, the term "Working Capital Targeted Amount" means $10,750,000. As used in this Agreement, the term "Working Capital" means (i) the total current assets of the Company and its Subsidiaries (other than cash and cash equivalents) minus (ii) the total current liabilities of the Company and its Subsidiaries (other than (A) any indebtedness and accrued interest on indebtedness of the Company and its Subsidiaries and (B) the liabilities set forth in clauses (4), (5) and (6) of Section 4.1(b)), in each case, calculated in a manner consistent with GAAP. The Stockholders' Representative (and its independent accountants) shall be afforded the opportunity to review the books and records and calculations used in the preparation of the Working Capital Certificate. If Parent does deliver a Working Capital Certificate and the Stockholders' Representative does not object in writing to Parent's determination of Working Capital, which objection must allege that Parent's determination of Working Capital is erroneous by an amount of at least $100,000 (a "Stockholders' Representative Objection"), within forty-five (45) calendar days after Parent delivers the Working Capital Certificate to the Stockholders' Representative (the "Working Capital Objection Period"), then such Working Capital as listed on the Working Capital Certificate shall be deemed to be final and binding upon the Stockholders' Representative, the Stockholders and Parent and the provisions of Section 4.6(c) shall apply; provided that, if the Stockholders' Representative validly delivers a Stockholders' Representative Objection during the Working Capital Objection Period, then Section 4.6(b) shall apply with respect to such disputed Working Capital.

           (b) In the event that the Stockholders' Representative validly delivers a Stockholders' Representative Objection within the Working Capital Objection Period, the Stockholders' Representative and Parent shall reasonably cooperate to resolve such dispute, but if they are unable to reach a resolution within fifteen (15) calendar days after the Stockholders' Representative validly delivers a Stockholders' Representative Objection, the Stockholders' Representative and Parent shall jointly select an independent accounting firm (other than a firm retained by either party during the last three (3) years or one as to which either party has a reasonable objection) of recognized national standing and shall submit such dispute to such firm for resolution. To the extent permitted by law and except as would not result in a breach of attorney-client privilege or similar privilege, or violate any confidentiality or similar agreement to which either the Stockholders' Representative or Parent is a party, the Stockholders' Representative and Parent shall submit all information deemed relevant by such firm and shall make any records relating to or bearing upon such dispute available to the other party and to such firm. Each party shall further instruct such firm to render its decision within thirty (30) calendar days after such firm is selected and retained pursuant to this Section 4.6(b) and shall reasonably cooperate with such firm and each other to enable such firm to render the decision within such period. The decision of such firm shall be the final determination of such dispute and shall be final and binding on both the Stockholders' Representative and Parent. The fees and expenses of such firm shall be paid by the Stockholders' Representative and Parent in inverse proportion to those matters submitted to such firm which are resolved in favor of the Stockholders' Representative or Parent, as the case may be, as so allocated between the Stockholders' Representative and Parent by such firm in accordance with this Section 4.6(b) at the time of such firm's determination. Nothing in this Agreement shall require that any matter other than disputes under this Section 4.6(b) be resolved by the procedure described above, and the dispute resolution under this Section 4.6(b) shall be in substitution for and precludes the bringing of any proceeding in any court in connection with any objection made by the Stockholders' Representative pursuant to this Section 4.6(b).

           (c) Subject to Section 4.6(a), the "Working Capital Post-Closing Adjustment" shall be equal to the difference determined by subtracting (x) the value of Working Capital as finally determined under Section 4.6(a) or, in the case of a validly delivered Stockholders' Representative Objection, Section 4.6(b), as applicable, from (y) the Working Capital Targeted Amount. If the Working Capital Post-Closing Adjustment is zero or is a negative number the absolute value of which is equal to or less than $350,000, then no adjustment payment shall be made. If the Working Capital Post-Closing Adjustment is a positive number, the Stockholders' Representative, subject to Section 9.10(b), shall promptly pay to Parent (which amount may be paid pursuant to Section 4.8) in cash without interest the full amount of the Working Capital Post-Closing Adjustment by wire transfer of immediately available funds to an account indicated by Parent. If the Working Capital Post-Closing Adjustment is a negative number the absolute value of which is greater than $350,000, Parent shall promptly pay to the Stockholders' Representative in cash without interest the difference between (1) the absolute value of the Working Capital Post-Closing Adjustment and (2) $350,000 by wire transfer of immediately available funds to an account indicated by the Stockholders' Representative. Any such Working Capital Post-Closing Adjustment payment shall be treated for all Tax purposes as an adjustment to the aggregate Merger Consideration.

           4.7. Subscription for Common Stock in Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation shall issue to Parent one share of common stock of Surviving Corporation in consideration for Parent delivering the Merger Consideration pursuant to this Article IV, including (i) shares of Parent Common Stock delivered to GSC partners and the GSC Partners Cash Portion or the equivalent amount of shares of Parent Common Stock as provided in this Article IV, (ii) the Cash Consideration payable to Cash Consideration Stockholders and (iii) Parent delivering shares of Parent Common Stock in connection with the conversion of the Subordinated Debt pursuant to this Article IV. To the extent that Parent makes a cash payment under Section 4.6, the Surviving Corporation will issue stock to Parent having a value equal to the amount so paid by Parent.

           4.8. Escrow. Notwithstanding anything in this Agreement to the contrary, at the Effective Time, Parent shall deposit in escrow with the Stockholders' Representative $1,000,000 in the aggregate of the Merger Consideration (which amount shall be deducted on a pro rata basis from the Merger Consideration otherwise payable to each of the stockholders of the Company) to be held in escrow for purposes of satisfying any payments to be made to Parent pursuant to Section 4.6(c) and/or Section 4.9. No interest shall be earned or generated with respect to the amount of such escrowed amount. Parent, with the prior written consent of the Stockholders' Representative, shall be permitted to use any or all of such escrow to satisfy any amount owed to Parent pursuant to Section 4.6(c) and/or Section 4.9. Within five business days after the later of the value of Working Capital is finally determined pursuant to Section 4.6 or the bonus adjustment is finally determined pursuant to Section 4.9 and, in each case, any amount owed to Parent thereunder is paid, the Stockholders' Representative shall deliver the remainder of such escrow, if any, in accordance with the terms of this Agreement on a pro rata basis to the stockholders of the Company.

           4.9. Bonus Adjustment. It is expected that the Company and its Subsidiaries will pay 2003 bonuses for employees sometime after the Closing. If the aggregate amount of such bonuses is greater than the Estimated 2003 Bonus Amount, then the Stockholders' Representative shall promptly pay to Parent (which amount may be paid pursuant to Section 4.8) in cash without interest the amount of such difference by wire transfer of immediately available funds to an account indicated by Parent. If the aggregate amount of such bonuses is less than the Estimated 2003 Bonus Amount, Parent shall promptly pay to the Stockholders' Representative in cash without interest the amount of such difference by wire transfer of immediately available funds to an account indicated by the Stockholders' Representative. Any such payment pursuant to this Section 4.9 shall be treated for all Tax purposes as an adjustment to the aggregate Merger Consideration.

ARTICLE V

Representations and Warranties

           5.1. Representations and Warranties of the Stockholders. Except as specifically set forth in the corresponding sections or subsections of the disclosure schedule (except that the listing of a cross reference in one section of the disclosure schedule to another section of the disclosure schedule shall be deemed to be a listing of such cross referenced section) delivered to Parent by the Company prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Stockholders hereby jointly and severally represent and warrant to Parent and Merger Sub, on the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

           (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to the date hereof. The Company's and its Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect. GSC Partners is not a resident of Canada.

           As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, assets, properties, prospects, business, operations or results of operations of the Company and its Subsidiaries taken as a whole.

           (b) Capital Structure. The authorized capital stock of the Company consists of 50,000 Shares, of which 10,000 Shares were outstanding as of the date hereof, and 25,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Shares"), of which no shares were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the date hereof there were 80.33 Shares reserved for issuance pursuant to options for Shares and 526.31579 Shares reserved for issuance pursuant to warrants for Shares. Section 5.1(b) of the Company Disclosure Schedule contains a correct and complete list of each Company Option and GSC Warrant, including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

           (c) Authority and Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

           (ii) The board of directors of the Company has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby.

           (iii) Stockholders of the Company have executed this Agreement and have executed a written consent, in the form of Exhibit B hereto, adopting this Agreement. This Agreement is a valid and binding agreement of each of the Stockholders enforceable against each of the Stockholders in accordance with its terms.

           (d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings and/or notices (A) pursuant to Section 1.3 and (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no notices, reports or other filings are required to be made by the Company or any Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, court, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the Stockholders and the consummation by the Company and the Stockholders of the Merger and the other transactions contemplated hereby.

           (ii) The execution, delivery and performance of this Agreement by the Company and the Stockholders do not, and the consummation by the Company and the Stockholders of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Laws (as defined in Section 5.1(i)) (assuming compliance with Section 5(d)(i)) or governmental or non-governmental permit or license to which the Company, any of its Subsidiaries or any of the Stockholders is subject or (C) any change in the rights or obligations of any party under any of the Contracts. Section 5.1(d) of the Company Disclosure Schedule sets forth a correct and complete list of Material Contracts (as defined below) of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

           (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

           (e) Company Financial Statements; No Undisclosed Liabilities.

           (i) Section 5.1(e)(i) of the Company Disclosure Schedule sets forth the Company's audited balance sheets and audited statements of income, changes in stockholders' equity and cash flows for the fiscal years ended December 31, 2000, 2001 and 2002 (the "Audited Financial Statements"), a copy of the unaudited balance sheet and statements of income, changes in stockholders' equity and cash flows of Check Printer's, Inc. for the ten months ended October 31, 2003 (the "October 31, 2003 Financial Statements" and together with the Audited Financial Statements, the "Company Financial Statements") and a copy of the unaudited balance sheet and statements of income, changes in stockholders' equity and cash flows of Check Printer's, Inc. for the ten months ended October 31, 2002 (the "October 31, 2002 Financial Statements"). Each of the consolidated balance sheets included in the Company Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of statements of income, changes in stockholders' equity and cash flows included in the Company Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that have not been, and are not likely to be, material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. The October 31, 2003 Financial Statements have been prepared on a basis consistent in all material respects with the Audited Financial Statements and with the October 31, 2002 Financial Statements. There are no liabilities that are, or should be, on the consolidated financial statements of the Company that are not on the equivalent financial statements of the Company's Subsidiaries.

           (ii) None of the Company or any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected or reserved against in financial statements in accordance with GAAP), other than (1) as reflected in the Company Financial Statements or disclosed in the notes thereto and (2) as have been incurred in the ordinary course of the Company's or such Subsidiary's business since October 31, 2003, consistent with past practices, and which is not, in the aggregate, in excess of $100,000.

           (f) Absence of Certain Changes. Since December 31, 2002, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, assets, properties, prospects, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which any of the Stockholders has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods except as required by GAAP. Since December 31, 2002, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Company Compensation and Benefit Plans.

           (g) Litigation. (i) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings ("Proceedings") pending or, to the knowledge of any of the Stockholders, threatened against the Company or any of its Subsidiaries. No order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Entity ("Judgment") is currently outstanding, against the Company or any of its Subsidiaries.

           (ii) As to each matter set forth on Section 5.1(g)(i) of the Company Disclosure Schedule, accurate and complete copies of all pertinent pleadings, Judgments, correspondence and other legal documents have been delivered to Parent. No Stockholder is subject to any Judgment that prohibits such Stockholder from engaging in or continuing any conduct, activity or practice relating to the business of the Company and its Subsidiaries.

           (iii) There is no proposed Judgment that, if issued or otherwise put into effect, (A) is reasonably likely to have a Company Material Adverse Effect or on the ability of any of the Company or any of the Stockholders to comply with or perform any covenant or obligation under this Agreement or (B) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

           (h) Employee Benefits.

           (i) Each benefit and compensation plan, contract, policy or arrangement covering current or former employees of the Company and its Subsidiaries (for purposes of this Section 5.1(h), the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plan (the "Company Compensation and Benefit Plans") are listed in Section 5.1(h)(i) of the Company Disclosure Schedule and each Company Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Compensation and Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Schedule, including, but not limited to, any trust agreement, insurance contract and, with respect to any employee stock ownership plan, loan agreement, forming a part of any Company Compensation and Benefit Plans, and all amendments thereto, have been provided or made available to Parent.

           (ii) All Company Compensation and Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan") and Company Non-U.S. Compensation and Benefit Plans (collectively, "Company U.S. Compensation and Benefit Plans") are in substantial compliance with ERISA, the Code and other applicable laws. Each Company U.S. Compensation and Benefit Plan which is subject to ERISA (the "ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Compensation and Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. As of the date hereof, there is no pending or, to the knowledge of any of the Stockholders, threatened material litigation relating to the Company U.S. Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any Subsidiary has incurred nor reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

           (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

           (iv) All contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet set forth in Section 5.1(e) of the Company Disclosure Schedule. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

           (v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

           (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination.

           (vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (v) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans, (x) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plans, (y) cause the Company or any of its Subsidiaries, or, after the consummation of the transactions contemplated by this Agreement, Parent, to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

           (viii) All Company Non-U.S. Compensation and Benefit Plans comply in all material respects with applicable local Law. All Company Non-U.S. Compensation and Benefit Plans are listed on Section 5.1(h)(viii) of the Company Disclosure Schedule. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Compensation and Benefit Plans. There is no pending or, to the knowledge of any of the Stockholders, threatened litigation relating to the Company Non-U.S. Compensation and Benefit Plans.

           (i) Compliance with Laws; Permits. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in any material respect in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"). To the knowledge of any of the Stockholders, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated to the Company, any of its Subsidiaries or any of the Stockholders an intention to conduct the same. To the knowledge of any of the Stockholders, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws. The Company and its Subsidiaries each has all material governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted.

           (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company, the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

           (k) Environmental Matters. (i) The Company and its Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or, to the Knowledge of the Stockholders, prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance except in compliance with, and as would not reasonably be expected to result in liability under any, Environmental Law; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) none of the properties currently owned or leased by the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance except in compliance with, and as would not reasonably be expected to result in liability under any, Environmental Law; and (x) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

           As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, storage, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

           As used in this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance for which liability may be imposed or regulatory action may be taken under any Environmental Law.

           (l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. To the knowledge of any of the Stockholders, there are not pending or threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters concerning the Company or any of its Subsidiaries. There are not, to the knowledge of any of the Stockholders, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed in Section 5.1(l) of the Company Disclosure Schedule. The Company has made available to Parent true and correct copies of the United States federal and state income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2000, 2001 and 2002. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before October 31, 2003 in excess of the amounts accrued with respect thereto that are reflected in the Company Financial Statements. The Company and each of its Subsidiaries has never been a member of a consolidated, combined, affiliated or unitary Tax group for the purposes of filing any Tax Return, other than, for the purposes of filing U.S. federal income tax returns, a group of which the Company was the common parent. No closing agreements, technical advice memoranda, private letter rulings or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a party to any distribution during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. To the knowledge of any of the Stockholders, the Company and each of its Subsidiaries has complied with all information reporting requirements and has retained all necessary documentation in its files to permit continued compliance with information reporting requirements. There are no liens on any of the assets of any member of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Company nor any predecessor to the Company has made with respect to the Company, or any predecessor of the Company any consent under Section 341 of the Code. No tax is required to be withheld under Section 1445 of the Code as a result of the Merger.

           As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, social security, payroll, disability, use, property, withholding, excise, production, value added, ad valorem occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

           (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of any of the Stockholders, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

           (n) Insurance. Section 5.1(n) of the Company Disclosure Schedule lists all insurance policies covering the properties, assets, employees and operations of the Company and its Subsidiaries. All such insurance policies for fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, and provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

           (o) Intellectual Property. (i) (i)The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all material (A) trademarks, service marks, brand names, trade names, d/b/a's, Internet domain names, logos, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations, and registrations and applications therefor; (D) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property and proprietary rights ((A) through (E) collectively, "IP Rights") that are used in the business of the Company and its Subsidiaries as currently conducted. Section 5.1(o) of the Company Disclosure Schedule identifies all IP Rights owned by the Company and its Subsidiaries that are (x) material to the business of the Company and its Subsidiaries as currently conducted and/or (y) the subject of pending patents, registrations or applications for registration. Section 5.1(o) of the Company Disclosure Schedule identifies all licenses, sublicenses and other agreements pursuant to which the Company is authorized to use IP Rights owned or held by third-parties (collectively, such agreements are "IP Licenses" and such rights which are the subject of IP Licenses are "Third-Party IP Rights") that are material to the business of the Company and its Subsidiaries as currently conducted, except for such IP Licenses which are generally commercially available, non-negotiated, over-the-counter "shrinkwrap, "clickwrap" and similar licenses.

           (ii) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation in any material respect of any IP Licenses. No claim with respect to (A) the IP Rights owned by the Company or any of its Subsidiaries (collectively, the "Company IP Rights") or (B) the knowledge of any of the Stockholders, any IP Rights of any other Person, is currently pending or threatened against the Company or its Subsidiaries by any Person. All Company IP Rights and Third-Party IP Rights held exclusively by the Company or its Subsidiaries are valid and enforceable.

           (iii) The Stockholders do not know of any valid grounds for any bona fide claims (A) to the effect that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes or otherwise violates any IP Rights of any Person; (B) against the use by the Company or any of its Subsidiaries, of any IP Right used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or enforceability of any of the Company IP Rights or any Third-Party IP Rights held exclusively by the Company or its Subsidiaries; or (D) challenging the license or legally enforceable right to use of any Third-Party IP Rights held by the Company or any of its Subsidiaries; and

           (iv) To the knowledge of any of the Stockholders, there is no unauthorized use, infringement or other violation of any of the Company IP Rights, or any Third-Party IP Rights held exclusively by the Company or its Subsidiaries, by any Person, including any employee or former employee of the Company or any of its Subsidiaries.

           (p) Material Contracts. Section 5.1(p) of the Company Disclosure Schedule sets forth a list of each Contract not otherwise terminable by the Company or its Subsidiaries or the other party thereto on 30 days' or less notice without additional liability thereunder (each, a "Material Contract") that (i) constitutes indebtedness to, or a guarantee on behalf of, any third party for an amount in excess of $50,000, (ii) contains covenants or other obligations limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business with any Person or in any area or territory, (iii) constitutes an agreement to supply goods or services to a third party by the Company involving annual revenues in excess of $100,000, (iv) was not entered into in the ordinary course of business, (v) constitutes an obligation of any party to supply material amounts of goods or services to the Company or its Subsidiaries which goods or services are integral and essential to the operation of the Company's business taken as a whole as currently conducted, (vi) contains a "most favored nation", "most favored nation on most favored nation" or other similar provision that could require the Surviving Corporation, Parent or any of their respective Subsidiaries to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons, (vii) concerns the employment by the Company or any of its Subsidiaries of an individual to receive $50,000 or more on an annualized basis or (viii) any other Contracts which are material to the Company and its Subsidiaries taken as a whole. Each Material Contract is a valid and binding agreement of the Company and its Subsidiaries, and to the knowledge of the Stockholders, the other parties thereto and is in full force and effect subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. There are no defaults by the Company or its Subsidiaries and, to the knowledge of any of the Stockholders, there are no defaults by other parties under any Material Contract which defaults have not been cured or waived.

           (q) Customers and Suppliers. Section 5.1(q) of the Company Disclosure Schedule sets forth the ten largest customers and the ten largest suppliers (measured by dollar volume) of the Company and its Subsidiaries, taken as a whole, during each of the last three fiscal years. Except as set forth in Section 5.1(q) of the Company Disclosure Schedule, to the knowledge of any of the Stockholders, none of the customers or suppliers set forth in Section 5.1(q) of the Company Disclosure Schedule has terminated its business relationship with the Company and its Subsidiaries or is currently threatening any modification or change in the business relationship with the Company and its Subsidiaries and/or the amount of business each such customer or supplier does with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries owes any rebates or refunds to any of its customers.

           (r) Title to Owned and Leased Real Properties; Absence of Encumbrances. (i) Section 5.1(r)(i) of the Company Disclosure Schedule sets forth a list of all Owned Real Property and all Leased Real Property of the Company and its Subsidiaries as of the date hereof. None of the Owned Real Property or Leased Real Property is leased or licensed by the Company or its Subsidiaries to any other Person. The Owned Real Property includes any properties leased by the Company or its Subsidiaries pursuant to industrial revenue bonds, under purchase pursuant to any installment sale contracts, or any other similar financing arrangement.

           (ii) The Company or its Subsidiaries have good title to, or, with respect to leasehold interests, a valid leasehold interest in, the Owned Real Property and the Leased Real Property, as the case may be, free and clear of all Encumbrances, except for Permitted Encumbrances.

           (iii) There are no pending appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property, and the Company has not received any written notice that such proceedings are threatened and the Owned Real Property and the Leased Real Property have not suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.

           As used in this Agreement, (A) the term "Owned Real Property" means real property which is owned by the Company or its Subsidiaries and set forth in Section 5.1(r)(i) of the Company Disclosure Schedule; (B) the term "Leased Real Property" means real property which is leased by a third party to the Company or its Subsidiaries and set forth in Section 5.1(r)(ii) of the Company Disclosure Schedule; (C) "Encumbrances" means any liens, pledges, charges, security interests, restrictions, claims and other encumbrances of any kind; and (D) "Permitted Encumbrance" means (i) mechanics', materialmen's, warehousemen's, carriers', workers', repairmen's or other similar common law or statutory Encumbrances arising or incurred in the ordinary and normal course of business or which are not reasonably likely to impair operations, (ii) encumbrances arising under equipment leases with third parties entered into in the ordinary and normal course of business which are not reasonably likely to impair operations, (iii) encumbrances for Taxes assessments and other governmental charges not yet due or payable or due but not delinquent or being contested in good faith, provided such contest is set forth in Section 5.1(r) of the Company Disclosure Schedule, (iv) encumbrances specifically reflected, reserved or otherwise specifically disclosed in the Audited Financial Statements or in the October 31, 2003 Financial Statements (v) zoning, building subdivision laws or ordinances, or (vi) encumbrances which do not, individually or in the aggregate, materially affect the value of any such property encumbered thereby or materially impair the ability of the obligor to use any such property in its operations.

           (s) Title to Tangible Personal Property. The Company or its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Tangible Personal Property, free and clear of any Encumbrances, other than Permitted Encumbrances.

           As used in this Agreement, "Tangible Personal Property" means all tangible personal property of the Company and its Subsidiaries that relates in any material respect to or is used in any material respect in the business of the Company, including machinery, equipment, furniture, vehicles, trailers, tools, instruments, spare parts, inventories (including raw materials, purchased goods, goods and work in process, supplies (including storeroom supplies) and finished goods), equipment, materials, fuel and other similar personal property not normally included in "inventory" in the balance sheet of the Company Financial Statements.

           (t) Arrangements with Related Parties. There are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Company and/or any of its Subsidiaries and any current or former partner, owner, stockholder, director, officer or controlling Person of any of the Company and/or any of its Subsidiaries (or any of their respective predecessors) or any other Person affiliated with any of the Company and/or any of its Subsidiaries (or any of their respective predecessors) whether or not pertinent to or entered into in connection with the business of the Company and its Subsidiaries (in each case a "Related Party Contract").

           (u) Sufficiency of Assets. The assets and properties owned by the Company and its Subsidiaries as of the date hereof constitute all the assets and properties necessary to conduct in all material respects the business of the Company and its Subsidiaries as currently conducted, and as conducted during the 12 months prior to the date hereof, by the Company and its Subsidiaries.

           (v) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lehman Brothers, Inc. as its financial advisor and entered into an agreement with Carl J. Crosetto, one of its directors, the arrangements with which have been disclosed to Parent prior to the date hereof.

           (w) Inventory; Receivables. All Inventory was acquired or manufactured in the ordinary course of business and is generally of a quality and quantity usable and saleable in the ordinary course of business. As used in this Agreement, "Inventory" means all inventory, including raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by the Company or its Subsidiaries, including inventory shown on the balance sheet dated December 31, 2002, or acquired thereafter. All accounts, notes and other receivables and amounts owing to the Company or any of its Subsidiaries ("Receivables") represent arm's length sales in the ordinary course of business, constitute valid claims of the Company or any of its Subsidiaries, as applicable, free and clear of Encumbrances other than Permitted Encumbrances, and are not and will not be subject to any valid claims or set off or other defense or counterclaims other than returns in the ordinary course of business, subject to the reserve for doubtful accounts. Since December 31, 2002, (i) there have not been any write-offs as uncollectible of any Receivables, except write-offs in the ordinary course of business, and (ii) there has not been a material change in the aggregate amount of Receivables and amounts owing to the Company or any of its Subsidiaries.

           (x) Accredited Investor Status; Holding Parent Common Stock. GSC Partners is, and, on the date it receives any shares of Parent Common Stock pursuant to Article IV, will be an "accredited investor" as defined in Regulation D, which has been adopted by the Securities and Exchange Commission (the "SEC") under the Securities Act. GSC Partners will hold any shares of Parent Common Stock which it receives from Merger Sub for its own account and not with a view to, or for resale in connection with, the distribution thereof and GSC Partners has no present intention of selling, transferring, granting any participation in, or otherwise distributing shares of Parent Common Stock except in conformity with the Securities Act and other applicable federal and state securities Laws.

           (y) No Canadian Operations. Neither the Company nor any of its Subsidiaries operates or owns any assets in Canada. The aggregate gross book value of the assets in Canada of the Company and its "affiliates" (within the meaning of Section (2) of the Competition Act (Canada)) and the gross revenues from sales in or from Canada generated from those assets determined in each case as prescribed in Part IX of the Competition Act (Canada) and the Regulations thereunder do not exceed C$35 million. The Company is not a reporting issuer or equivalent for the purposes of any Canadian securities laws. The Company has not made a prospectus offering in the Province of Quebec or a distribution exempt from section 43, 47, 48 or 63 of the Securities Act (Quebec).

           5.2. Representations and Warranties of Parent and Merger Sub. Except as specifically set forth in the corresponding sections or subsections of the disclosure schedule (except that the listing of a cross reference in one section of the disclosure schedule to another section of the disclosure schedule shall be deemed to be a listing of such cross referenced section) delivered to the Company by Parent prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby represent and warrant to the Company and GSC Partners, on the date hereof and as of the Effective Time as though made at the Effective Time, as follows:

           (a) Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below).

           As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, assets, properties, prospects, business, operations or results of operations of Parent and its Subsidiaries taken as a whole.

           (b) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

           (c) Capital Structure of Parent. The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which approximately 158,037,148 shares were outstanding as of the close of business on October 31, 2003, and an unlimited number of Preference Shares, issuable in series, and an unlimited number of Series 1 Preference Shares (collectively, the "Parent Preference Shares"). No Parent Preference Shares were outstanding as of the close of business on October 31, 2003. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock to be issued or delivered hereunder will be, when issued, duly authorized and are validly issued, fully paid and nonassessable. Parent has no shares of Parent Common Stock or Parent Preference Shares reserved for issuance, except for shares of Parent Common Stock pursuant to existing Parent option and incentive plans and existing Parent option and incentive agreements. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, owned by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

           (d) Corporate Authority. Except as may be required by the rules and regulations of the NYSE or The Toronto Stock Exchange ("TSX") or pursuant to Ontario Securities Commission Rule 61-501 or Quebec Securities Commission Policy Q-27, no vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           (e) Governmental Filings; No Violations. Other than the filings, notices and/or approvals (A) pursuant to Section 1.3, (B) under the HSR Act, (C) as may be required by the NYSE or the TSX and (D) as are required to be made or obtained under the Canada Business Corporations Act and Canadian securities laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

           (f) Parent Reports; Financial Statements. Parent has made available to the Company and filed with the SEC all required registration statements, reports, proxy statements, schedules or information statements or other documents since December 31, 2002, including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2002 and (ii) Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003, (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports complied in all material respects as to form with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with Canadian generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

           (g) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement.

           (h) Funds. Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the payment at the Closing of the cash Merger Consideration pursuant to Article IV.

ARTICLE VI

Covenants

           6.1. Interim Operations. (a) The Company and the Stockholders covenant and agree as to the Company and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise grant prior approval in writing and except as otherwise expressly stated in this Agreement):

           (i) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organization intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

           (ii) the Company shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its certificate of incorporation or bylaws; (C) split, combine or reclassify its outstanding shares of capital stock; (D) other than as set forth in Section 6.9, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

           (iii) neither the Company nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt, other than pursuant to the valid exercise of currently outstanding options or warrants, (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any indebtedness or other liability; or (C) make or authorize or commit for any capital expenditures other than in amounts less than $50,000 individually and $200,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity other than raw materials and inventory in the ordinary course of business;

           (iv) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees;

           (v) neither the Company nor any of its Subsidiaries shall settle or compromise any claims or litigation or waive, release or assign any rights or claims;

           (vi) neither the Company nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

           (vii) neither the Company nor any of its Subsidiaries shall make or change any Tax election, obtain or request any private letter ruling, closing agreement or similar ruling or agreement with respect to Taxes or change any method of tax accounting;

           (viii) neither the Company nor any of its Subsidiaries shall knowingly take any action or omit to take any action that would be reasonably likely to cause any of its representations and warranties herein to become untrue;

           (ix) neither the Company nor any of its Subsidiaries shall account for, manage, or treat accounts receivable, inventory or customer credits in any manner other than in the ordinary course of business, or (without limiting the generality of the foregoing) write off as uncollectible any notes or accounts receivable or write down the value of any inventory other than in the ordinary course of business;

           (x) neither the Company nor any of its Subsidiaries shall (A) amend, terminate or enter into any Contract that is not a Material Contract except in the ordinary and usual course of the Company's or its Subsidiaries' business consistent with past practices or (B) amend, terminate or enter into any Material Contract; and

           (xi) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

           (b) Parent and Merger Sub agree that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise grant prior approval in writing and except as otherwise expressly stated in this Agreement) neither Parent nor Merger Sub shall knowingly take any action or omit to take any action that would be reasonably likely to cause any of its representations and warranties herein to become untrue.

           6.2. Acquisition Proposals. Company and the Stockholders agree that between the date of this Agreement and the earlier of (a) the termination of this Agreement and (b) the Closing, neither they nor any of the Company's Subsidiaries nor any of their respective officers and directors shall, and that the Company and GSC Partners shall direct and cause their and the Company's Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to, provide any non-public information to, or engage in any negotiations or have any discussions with any person or group (other than Parent and its respective officers, employees, representatives and agents) concerning any sale of the Company, any sale of Shares or other securities of the Company or any of its Subsidiaries, or any merger, consolidation or similar transaction involving the Company or any of its Subsidiaries (collectively, "Acquisition Proposals"). The Company and the Stockholders agree that they shall immediately (i) cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, (ii) advise Parent of, and communicate to Parent the terms of, any Acquisition Proposal received after the date hereof and (iii) request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Company or any of its Subsidiaries.

           6.3. Other Actions; Notification. (a) The Company, the Stockholders and Parent shall cooperate with each other and use (and, as applicable, shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.3 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective "Affiliates" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable Laws relating to the sharing of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

           (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

           (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively. Neither the Company, Parent nor any of the Stockholders shall participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless such party consults with the Company and Parent in advance and, to the extent permitted by such Governmental Entity, gives the Company and Parent the opportunity to attend and participate thereat.

           (d) Prior to Closing, the Company shall take the actions set forth on Schedule 6.3(d).

           6.4. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford the Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, any Stockholder or Merger Sub. All requests for information made pursuant to this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by Company's executive officers, as the case may be. All such information shall be governed by the terms of the confidentiality agreement between Company and Parent, dated February 1, 2002 (the "Confidentiality Agreement").

           6.5. Publicity. Parent, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by Law or by any Governmental Authority; provided, if any Stockholder or the Company believes it is required by Law or by any Governmental Authority to make a public statement regarding this Agreement or any of the transactions required hereby such party shall use commercially reasonable efforts to first consult with Parent and shall allow Parent first to review the text of any such public statement. Parent shall consult with the Company prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the other transactions contemplated hereby, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange.

           6.6. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

           6.7. Subordinated Debt; Bank Debt.

           (a) The Company shall take all necessary action (including, if as needed, enter into a supplemental indenture prior to the Effective Time with the applicable trustee pursuant to the indenture under which the Subordinated Debt was issued) to provide that at the Effective Time the Subordinated Debt will be converted into the right to receive shares of Parent Common Stock pursuant to Section 4.5.

           (b) The Company shall take all necessary action in connection with the pay off and termination of the U.S. $57,500,000 Credit Agreement, dated as of July 2, 1998, among the Company and the lenders specified therein (the "Credit Agreement") to occur at Closing so that all security interests of the lenders under the Credit Agreement in the assets or equity securities of the Company and its Subsidiaries are released effective as of Closing. The pay off of all amounts owed under the Credit Agreement at Closing will be made by Parent or one of its Affiliates.

           6.8. Non-Competition; Non-Solicitation. (a) The Company and James L. Knight, W. Clark Kinser, James L. Conde and Michael W. Morman (the "Senior Managers") understand and acknowledge that (i) the billing services, check printing, integrated payables and commercial printing industries (the "Printing Business") are highly competitive throughout the United States and in many other locations worldwide; (ii) the Company and its Subsidiaries expend substantial time and money, on an ongoing basis, to train their employees, maintain and expand their client base, and improve and develop their services and technology; (iii) the Senior Managers have had access to, received, and learned of proprietary and confidential knowledge and information of the Company; such knowledge and information must be kept in strict confidence to protect the Printing Business of the Company for the benefit of the Company's competitive position, and such confidential information could be useful to competitors of the Company for indefinite periods of time; (iv) Parent and the Surviving Corporation shall be entitled to protect and preserve the going concern value of the Printing Business of the Company to the fullest extent permitted by applicable Law; and (v) the provisions of this Section 6.8 are an integral part of the obligations of the Senior Managers hereunder and Parent and Merger Sub would not have entered into this Agreement absent the provisions of this Section 6.8.

           (b) From the Closing Date until the second (2rd) anniversary of the later of (i) the Closing Date and (ii) the date such individual ceases to be an employee of the Company, each of the Senior Managers shall not, directly or indirectly, (A) engage in any business that competes against Parent, the Surviving Corporation or its Subsidiaries in the Printing Business ("Competitive Activities"), (B) communicate with or solicit any Person who is or during such period becomes a client or customer of the Surviving Corporation or any of its Subsidiaries in an effort to obtain any such Person as a client or customer for any Person that conducts a business competitive with or similar to all or any part of the Printing Business, or (C) establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be an agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of the Printing Business.

           (c) Section 6.8(b) shall be deemed not breached as a result of the ownership, directly or indirectly, by any Senior Manager of: (i) less than an aggregate of 5% of the voting power of any class of publicly traded equity securities of a Person engaged, directly or indirectly, in Competitive Activities or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities.

           (d) From the Closing Date until the third (3rd) anniversary of the later of (i) the Closing Date and (ii) the date such individual ceases to be an employee of the Company, each Senior Manager shall, and shall cause each of his respective Affiliates not to, directly or indirectly, solicit or hire any individual who was an employee of the Company or any of its Subsidiaries as of the Closing Date or who becomes an employee of the Surviving Corporation or any of its Subsidiaries after the Closing Date.

           (e) At all times after the Closing Date, except with Parent's prior written consent, each of GSC Partners and the Senior Managers shall not, and shall cause each of their respective Affiliates not to, directly or indirectly communicate, publish or otherwise disclose to any Person, or use (whether for their own benefit or for the benefit of any other Person), any confidential or proprietary property, knowledge or information of the Company or any of its Subsidiaries or relating to the Printing Business or concerning any of the Company's or its Subsidiaries' business, assets, operations or financial condition, no matter when or how such knowledge or information was acquired, including (i) pricing policies, marketing and sales strategies, methods of delivering services, and service development projects and strategies; (ii) designs, concepts, know-how, user manuals, technical manuals and other documentation for trading systems, communications networks and related technologies; (iii) employment and payroll records; (iv) forecasts, budgets and other nonpublic financial information; and (v) expansion plans, management policies, methods of operation, and other business strategies and policies; including acquisition strategies and acquisition targets. Notwithstanding the foregoing, the restriction contained in the preceding sentence shall not apply to any information which (i) is in or enters the public domain through no fault of such Person subject to the restriction, or (ii) is required by Law or by any Governmental Authority to be disclosed, provided that such Person shall use commercially reasonable efforts to first consult with Parent and allow Parent to seek an appropriate protective order at Parent's expense.

           (f) If any provision of this Section 6.8, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other provisions of this Section 6.8, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any provision of this Section 6.8, or the application thereof, is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such provision shall then be enforceable in its reduced or limited form.

           (g) Each party expressly acknowledges and agrees that it would be extremely difficult to measure the damages that might result from a breach of any provision of this Section 6.8, and that a breach of a provision of this Section 6.8 will result in irreparable injury to a party for which money damages could not adequately compensate. If a breach of any provision of this Section 6.8 occurs, a party shall be entitled, in addition to all other rights and remedies that such party may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the other party and all other Persons involved therein from continuing such breach without the posting of any bond or surety or satisfying any similar request. The existence of any claim or cause of action that a party or any such other Person may have against the other party shall not constitute a defense or bar to the enforcement of the provisions of this Section 6.8. If any party must resort to litigation to enforce any provision of this Section 6.8 that has a fixed term, then such term shall be extended for a period of time equal to the period during which such breach was occurring, beginning on the date of a court order holding that such a breach occurred or, if later, the last day of the original fixed term of such provision.

           6.9. Special Dividend. The Company shall coordinate with Parent concerning the liquidation of certain cash value life insurance (the "Liquidation") and the amount, declaration, setting of record date and payment date of a special dividend prior to the Closing Date on Shares of the proceeds of the Liquidation (the "Special Dividend"); provided, that any taxes, expenses or other costs in connection with the Liquidation shall be deducted from any proceeds of the Liquidation in determining the amount of any such Special Dividend; provided further, that such Special Dividend shall not have any adverse effect on the Company.

           6.10. Termination of Related Party Contracts. Except as expressly set forth in this Agreement, the Company and its Subsidiaries shall cause all Related Party Contracts (including those listed in Section 5.1(t) of the Company Disclosure Schedule) to be terminated prior to the Effective Time without any cost or expense to the Company or any of its Subsidiaries and with no further liability or obligation on the part of any party thereto.

           6.11. Additional Financial Statements. The Company will furnish Parent with an unaudited consolidated balance sheet and an unaudited consolidated income statement for the Company, for each full monthly period prior to the Closing Date as soon as they become available, and in any event, not later than fifteen (15) business days after the end of each month for each such monthly period financial statement. The Company will prepare each of the additional unaudited financial statements on a basis consistent with the October 31, 2003 Financial Statements.

           6.12. FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a "FIRPTA Compliance Certificate") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

           6.13. Amendment to Registration Rights Agreement. At the Closing, Parent and GSC Partners shall enter into an amendment to the Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

           6.14. Indemnification of Directors and Officers. All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries (other than for indemnification claims for Losses under Article IX of this Agreement) (the "Covered D&O Indemnitees") as provided in the Company's certificate of incorporation or bylaws as in effect on the date hereof or pursuant to any agreements previously disclosed by the Company to Parent in writing with specific reference to this Section, or the certificate of incorporation, bylaws or similar constitutive documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) after the Effective Time, without material alteration or amendment. After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless Covered D&O Indemnitees against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent then permitted under the DGCL and by the Company's certificate of incorporation or bylaws as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Without limiting the foregoing, the Surviving Corporation, to the extent permitted by applicable Law, will periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable Law; provided that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. This Section is intended for the benefit of, and shall be enforceable by, the Covered D&O Indemnitees, their heirs and personal representatives and shall be binding on the Surviving Corporation or Parent or their respective successors or assigns.

ARTICLE VII

Conditions

           7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

           (a) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), other than any immaterial Government Consents the failure of which to make or obtain would not subject any person or entity to any risk of criminal liability.

           (b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or prohibits the effective ownership, control or operation of the business of Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries after the Closing Date (collectively, an "Order"), and no Governmental Entity or any other Person shall have instituted any proceeding seeking any such Order.

           (c) NYSE and TSX Listing. The issue of shares of Parent Common Stock issuable to GSC Partners pursuant to this Agreement shall have been approved by the TSX and the conditions to such approval shall have been satisfied, and such shares shall have been approved for listing on the NYSE and the TSX subject only to official notice of issuance and other customary conditions

           (d) Release of Security Interests. In connection with the pay off and termination of the Credit Agreement to occur at Closing, all security interests of the lenders under the Credit Agreement in the assets or equity securities of the Company and its Subsidiaries shall have been released.

           7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

           (a) Representations and Warranties. (i) (A) Each of the representations and warranties of the Company and the Stockholders set forth in this Agreement that are qualified by reference to Company Material Adverse Effect or to the terms "material", "materially", "materiality", "material adverse effect" or any similar terms shall be true and correct as of the date of this Agreement, and shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (B) each of the representations and warranties of the Company and the Stockholders set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect or to the terms "material", "materially", "materiality", "material adverse effect" or any similar terms shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (C) Parent shall have received at the Closing certificates signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

           (c) No Company Material Adverse Effect. Since December 31, 2002, there shall not have been any effect, event or development which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

           (d) Consents Under Contracts. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any those Contracts set forth on Schedule 7.2(d).

           (e) Resignations. Parent shall have received the resignations of each director of the Company and each director of any Subsidiary of the Company.

           (f) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

           7.3. Conditions to Obligation of the Company and the Stockholders. The obligation of the Company and the Stockholders to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

           (a) Representations and Warranties. (i) (A) Each of the representations and warranties of Parent set forth in this Agreement that are qualified by reference to Parent Material Adverse Effect or to the terms "material", "materially", "materiality", "material adverse effect" or any similar terms shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (B) each of the representations and warranties of Parent set forth in this Agreement that are not qualified by reference to Parent Material Adverse Effect or to the terms "material", "materially", "materiality", "material adverse effect" or any similar terms shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (C) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

           (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent to such effect.

           (c) No Parent Material Adverse Effect. Since December 31, 2002, there shall not have been any effect, event or development which, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

ARTICLE VIII

Termination

           8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

           8.2. Termination by Either Parent or the Company.

           (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company in writing if the Merger shall not have been consummated by January 31, 2004; provided, that the right to terminate this Agreement pursuant to this provision shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated; or

           (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either Parent or the Company in writing if there shall be a final non-appealable Order of any Governmental Entity of competent jurisdiction in effect which has the effect of (i) making this Agreement or any of the transactions contemplated hereby illegal or unenforceable, (ii) preventing the consummation of any of the transactions contemplated by this Agreement or the ability of any of the parties to this Agreement to perform any of their obligations hereunder, (iii) limiting in any material respect the ownership, control or operation by Parent of the Surviving Corporation or the Company or the Surviving Corporation's or the Company's business, operations or assets, or requiring Parent, the Surviving Corporation or the Company to dispose of or hold separate any material portion of the business, operations or assets of Parent, the Surviving Corporation or the Company or (iv) otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this provision shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the issuance or the enactment or promulgation of such Order and such action or failure to act constitutes a breach of this Agreement.

           8.3. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than the agreements of the parties hereto contained in the last sentence of Section 6.4 (Access), Section 6.6 (Expenses), this Section 8.3 (Effect of Termination and Abandonment) and Article X (Miscellaneous and General) which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

ARTICLE IX

Indemnification

           9.1. Survival; Right to Indemnification Not Affected by Knowledge.

           (a) All representations and warranties in this Agreement, the Disclosures Schedules or any other document, certificate, schedule or instrument delivered or executed pursuant hereto shall survive for two years after the Closing Date, other than the representations and warranties contained in (i) Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Authority and Approval), 5.1(v) (Brokers and Finders), 5.2(a) (Organization and Qualification), 5.2(b) (Capitalization of Merger Sub), 5.2(c) (Capital Structure of Parent), 5.2(d) (Corporate Authority) and 5.2(g) (Brokers and Finders) which shall survive the Closing Date indefinitely and (ii) Section 5.1(l) (Taxes) and 5.1(h) (Employee Benefits) which shall survive the Closing Date until the expiration of the relevant statute of limitations, and (iii) Section 5.1(k) (Environmental Matters) which shall survive for five (5) years after the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement, the Disclosure Schedules or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance.

           (b) Each party's indemnification obligations pursuant to this Article concerning any representation, warranty, covenant, agreement or obligation shall terminate when the applicable representation, warranty, covenant, agreement or obligation terminates pursuant to this Article; provided, however, that such obligations to indemnify shall not terminate with respect to a particular item as to which, before the expiration of the applicable survival period, the party seeking indemnification has made a claim by delivering a notice of such claim (in accordance with the terms of this Article IX) to the party from which indemnification is sought.

           (c) The right to indemnification and payment of Losses pursuant to this Article shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, shall not affect the right to indemnification and payment of Losses.

           9.2. Indemnification and Payment of Losses by the Stockholders. The Stockholders shall jointly and severally indemnify and hold harmless Parent, the Surviving Corporation, their respective Affiliates and each of their respective officers, directors, employees, stockholders, successors, agents and representatives (collectively, the "Parent Indemnified Parties"), from and after the Closing Date against, and shall pay to the Parent Indemnified Parties the amount in respect of, any judgments, costs, damages, losses, liabilities, claims, actions, demands or expenses (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Losses"), directly or indirectly arising out of, resulting from or otherwise in respect of:

           (a) any breach of any representation or warranty made by the Stockholders in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith; or

           (b) any breach by any of the Stockholders of any covenants, agreements or obligations of the parties contained in this Agreement (other than Section 6.8, indemnification with respect to which is set forth in Section 9.11), the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith.

           9.3. Indemnification and Payment of Losses by Parent. Parent shall indemnify and hold harmless GSC Partners and each of its partners, officers, employees, agents and representatives (collectively, the "GSC Indemnified Parties"), from and after the Closing Date against, and shall pay to the GSC Indemnified Parties the amount in respect of, any Losses, directly or indirectly arising out of, based upon, resulting from or otherwise in respect of:

           (a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement, the Parent Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith; or

           (b) any breach by Parent or Merger Sub of any covenants, agreements or obligations of the parties contained in this Agreement, the Parent Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith.

           9.4. Limitations on Amount - the Stockholders. Except with respect to a claim by a Parent Indemnified Party based upon a breach of or inaccuracy in Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(b) (Capital Structure), 5.1(c) (Authority and Approval), the last sentence of Section 5.1(e)(i), 5.1(l) (Taxes) or 5.1(v) (Brokers and Finders) of this Agreement (which claims shall not be subject to the below-described limitations), the Stockholders shall not have liability for indemnification with respect to any matter described in Section 9.2(a) above (i) unless and until the aggregate amount of all Losses that would otherwise be payable under Section 9.2(a) exceeds on a cumulative basis $250,000 (the "Deductible Amount"), in which case the applicable Parent Indemnified Party shall be entitled to receive only that amount in excess of the Deductible Amount and (ii) for any Losses in the aggregate in excess of 50% of the purchase price (the "Indemnification Cap").

           9.5. Limitations on Amount - Parent. Except with respect to claims by the GSC Indemnified Parties based upon a breach of or inaccuracy in Sections 5.2(a) (Organization and Qualification), 5.2(b) (Capitalization of Merger Sub), 5.2(c) (Capital Structure of Parent), 5.2(d) (Corporate Authority) or 5.2(g) (Brokers and Finders) of this Agreement (which claims shall not be subject to the below-described limitations), Parent shall not have liability for indemnification with respect to the matters described in 9.3(a) above (i) unless and until the aggregate amount of all Losses that would otherwise be payable under Section 9.3(a) exceeds on a cumulative basis the Deductible Amount, in which case the applicable GSC Indemnified Party shall be entitled to receive only that amount in excess of the Deductible Amount and (ii) for any Losses in the aggregate in excess of 50% of either (A) the amount of the Issued Shares Value or (B) if Parent issues shares of Parent Common Stock to GSC Partners in accordance with Section 4.2(c), the amount of the sum of the Issued Shares Value plus the GSC Partners Cash Portion.

           9.6. Interpretation. For purposes of this Article and for purposes of determining whether an Indemnified Party is entitled to indemnification hereunder, any breach of or inaccuracy in any representation or warranty, whether of a Stockholder or Parent, shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "material adverse effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

           9.7. Contribution. Except as expressly set forth in Section 6.14, each Stockholder acknowledges that such Stockholder's indemnification obligations hereunder shall not entitle such Stockholder, or any current or former officer, director or employee of such Stockholder or the Company, to any indemnification from the Company (or the Surviving Corporation) under this Agreement or any other agreement. In addition, except as expressly set forth in Section 6.14, each Stockholder waives, and acknowledges and agrees, that such Stockholder will not have and will not exercise or assert (or attempt to exercise or assert), any right of contribution, right of subrogation, right of indemnity or other similar right or remedy against the Company (or the Surviving Corporation), with respect to any action or failure to act by any Stockholder or the Company occurring on or prior to the Closing or in connection with any actual or alleged breach of any representation, warranty, covenant or other obligation or agreement set forth in this Agreement.

           9.8. Exclusive Remedy. From and after the Closing, the indemnification provisions in this Article shall, except in cases of fraud or in the case of equitable claims, be the exclusive remedy of the parties hereto with respect to any and all Losses relating to this Agreement and any transactions contemplated hereby and shall be in lieu of any rights the parties may have under law (as opposed to equity) with respect thereto.

           9.9. Procedures for Indemnification. (a) The party seeking indemnification pursuant to this Article (the "Indemnified Party") agrees to give prompt notice to the party providing indemnification pursuant to this Article (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article; provided that the failure to give such notice shall not affect the rights of the Indemnified Party except to the extent the Indemnifying Party is materially prejudiced by such failure. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. If the Indemnifying Party admits responsibility for indemnification with respect to such claim, the Indemnifying Party shall be entitled to control the defense of any such suit, action or proceeding at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense; provided that the Indemnified Party shall not be obligated to incur any out-of-pocket expenses except to the extent the Indemnifying Party agrees in writing to reimburse the Indemnified Party for such expenses as they are incurred. Without the written consent of the Indemnified Party, the Indemnifying Party shall not settle or compromise any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided, however, that the Indemnifying Party may settle or compromise any action if such settlement or compromise provides for an unconditional release of the Indemnified Party and does not result in any restriction on the operation of the Indemnified Party's business in the future or materially adversely affect the business reputation or tax liability of the Indemnified Party.

           (b) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice from the Indemnified Party to the Indemnifying Party.

           9.10. Tax Treatment; Payment. (a) Indemnification payments made pursuant to this Article shall be treated for tax purposes as adjustments to the purchase price.

           (b) Any payment to be made to Parent by GSC Partners pursuant to this Article IX or Section 4.6(c) may be made in shares of Parent Common Stock; provided, that GSC Partners delivers the entire amount of such shares of Parent Common Stock to Parent free and clear of any Lien within three business days of the date on which the amount of Losses is conclusively determined (either by a court or by the agreement between Parent and GSC Partners). The number of such shares of Parent Common Stock to be delivered shall be calculated by dividing the amount of the Losses, as calculated under this Article or the Working Capital Post-Closing Adjustment, as applicable, by the Average Closing Price. In the event that Parent is assessed by any Canadian taxing authority as a result of Parent acquiring shares of Parent Common Stock under this Section 9.10(b) or Section 4.6(c), GSC Partners shall indemnify and hold harmless Parent against any such Tax including interest and penalties thereon, if any, and payment pursuant to such indemnity shall be made in cash. From and after the Closing, neither the Company, Parent, Merger Sub nor any of the Stockholders shall take any unreasonable Tax position with respect to any indemnity payment made pursuant to this Article IX.

           9.11. Indemnification With Respect to Section 6.8. GSC Partners and each of the Senior Managers shall severally (to the extent such party is in breach of Section 6.8) and not jointly indemnify and hold harmless the Parent Indemnified Parties, from and after the Closing Date against, and shall pay to the Parent Indemnified Parties the amount in respect of any Losses, directly or indirectly arising out of, resulting from or otherwise in respect of such breach of Section 6.8.

ARTICLE X

Miscellaneous and General

           10.1. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by Parent, the Company and the Stockholders' Representative.

           10.2. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

           10.3. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

           10.4. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

           (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

           10.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub:

Moore Wallace Incorporated
375 Park Avenue
New York, New York 10152
Attention: Michael Kraus, Senior Vice President, Mergers & Acquisitions
fax: (212) 895-8833

and

Moore Wallace Incorporated
1200 Lakeside Drive
Bannockburn, Illinois 60015
Attention: Theodore J. Theophilos, Executive Vice President, Business and Legal Affairs
fax: (847) 607-7606

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street, New York, New York 10004
Joseph B. Frumkin, Esq.
fax: (212) 558-3588

if to the Company:

Payment Processing Solutions, Inc.
1530 Antioch Pike
Antioch, Tennessee 37013
Attention: Chief Executive Officer
fax: (615) 831-0153

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Martin H. Neidell, Esq.
Fax: (212) 806-7836

if to GSC Partners:

Greenwich Street Capital Partners II, L.P.
GSCP Offshore Fund, L.P.
Greenwich Fund, L.P.
c/o Greenwich Street Investments II, L.L.C.
12 East 49th Street
Suite 3200
New York, New York 10017
Attention: Matthew Kaufman
fax: (212) 884-6184

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Martin H. Neidell, Esq.
Fax: (212) 806-7836

if to any Stockholder on Exhibit A-1: to the address set forth under such stockholders' name or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

           10.6. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

           10.7. Waivers and Releases. FROM AND AFTER THE CLOSING, WITHOUT PREJUDICE TO THE RIGHTS OF GSC PARTNERS PURSUANT TO ARTICLE IX AND THE RIGHTS OF THE D&O COVERED INDEMNITEES, EACH OF THE STOCKHOLDERS INCLUDING GSC PARTNERS HEREBY WAIVES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST THE SURVIVING CORPORATION, GSC PARTNERS, ANY OTHER STOCKHOLDER, THE COMPANY, PARENT, ANY SUBSIDIARY OF ANY PARTY TO THIS AGREEMENT, OR ANY OF THEIR RESPECTIVE AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, MEMBERS, PARTNERS OR EMPLOYEES, AND RELEASES EACH OF THOSE PARTIES FROM ANY SUCH CLAIMS AND CAUSES OF ACTION, ARISING UNDER OR BASED UPON ANY LAW (WHETHER STATUTORY, COMMON OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED HEREBY, AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT FOR RIGHTS OF CONTRIBUTION AND INDEMNIFICATION SOLELYAMONG THE STOCKHOLDERS WITH RESPECT TO ARTICLE IX AND SECTION 4.6.

           10.8. No Third Party Beneficiaries. Except as provided in Article IX (Indemnification) and Section 6.14 (Indemnification of Directors and Officers), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

          10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

           10.10. Definitions. Each of the terms set forth in the Index of Defined Terms is defined in the Section of this Agreement set forth opposite such term. All references to "dollars" or "$" in this Agreement constitute references to U.S. currency.

           10.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

           10.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

           10.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

           10.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

           10.15. Stockholders Agreement. Each of the Stockholders who is a party to the Stockholders Agreement hereby (a) approves of, and waives compliance with any and all provisions of the Stockholders Agreement (including, without limitation, Sections 6 and 7 thereof) applicable to, the transactions contemplated by this Agreement, including the Merger, and (b) agrees that the Stockholders Agreement shall be terminated and of no further force or effect effective as of the Closing Date.

           10.16. Appointment of Stockholders' Representative.

           (a) Upon execution of this Agreement, from and after the Closing Date, the Cash Consideration Stockholders do hereby constitute and appoint GSC Partners, as their agent and attorney-in-fact (the "Stockholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf of the Cash Consideration Stockholders, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims and take all such other steps and actions (or omissions to act) as the Stockholders' Representative may deem necessary, appropriate or advisable in connection with this Agreement, any amendment hereto and all documents relating hereto and thereto. The authority conferred under this Section shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Cash Consideration Stockholders or any of them, or by operation of law, whether by the death or incapacity of any Cash Consideration Stockholders, the termination of any trust or estate or the occurrence of any other event. If GSC Partners is unable to serve as the Stockholders' Representative for any reason, the successor Stockholders' Representative shall be designated in writing by the Cash Consideration Stockholders which held a majority of the Shares immediately prior to the Closing. If any individual Cash Consideration Stockholders should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders' Representative pursuant to this Section shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders' Representative shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative pursuant to Section shall constitute effective notice to the Cash Consideration Stockholders, and any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from such Stockholders' Representative as if such notice, consent, election or other communication had been received from all Stockholders.

           (b) Neither the Stockholders' Representative nor any of its directors, officers, agents or employees shall be liable to any Stockholder for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Stockholders for any action taken or omitted to be taken in good faith by it. As concerns the Stockholders only, the Stockholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As concerns the Stockholders only, as to any matters not expressly provided for in this Agreement, the Stockholders' Representative shall not be required to exercise any discretion or take any action. Any decision, action, omission to act, consent or instruction of the Stockholders' Representative within the scope of the authority conferred herein shall constitute a decision of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder. Parent shall be entitled to rely on all statements, representations and decisions of the Stockholders' Representative. The Stockholders' Representative shall not be entitled to compensation for its services, but shall be entitled to reimbursement from the Stockholders of reasonable expenses incurred by it in its capacity as such by the Cash Consideration Stockholders, treating the Stockholders' Representative as an Indemnitee under Section 10.17(b) and all Cash Consideration Stockholders as Indemnitors without regard to the subject matter limitations set forth in the first sentence of Section 10.17(b). For purposes of this Agreement, including, without limitation, Sections 4.6, 4.8 and 4.9, the Stockholders' Representative shall act as agent for all of the Cash Consideration Stockholders and not in an individual capacity whether as a stockholder or otherwise.

           10.17. Contribution and Indemnification Among the Stockholders.

           (a) In the event that any Stockholder shall be required pursuant to Section 4.6 or Article IX of this Agreement to make any payment ("Indemnification Payment") with respect to the Working Capital Post Closing Adjustment or Losses, as the case may be, or any other liability or obligation of, or claim against, any of the Stockholders which may arise from time to time under this Agreement, and such Indemnification Payment is not attributable to any given Stockholder or Stockholders such that the indemnification obligations of Section 9.2 of this Agreement are triggered, but rather relates to a misrepresentation or breach of a representation, warranty, covenant or agreement of the Company or an adjustment pursuant to Section 4.6 of this Agreement, then each other Stockholder (an "Other Indemnifying Stockholder") shall contribute (or, as the case may be, reimburse the Stockholder making an Indemnification Payment) an amount equal to the product of the Indemnification Payment, multiplied by the "Percentage Interest" (as set forth opposite such Indemnifying Stockholder's name on Exhibit A-1 or A-2 hereto) of such Other Indemnifying Stockholder. In addition, the Indemnifying Stockholders (in accordance with their respective Percentage Interests) shall be responsible for the payment of any legal or other expenses incurred by a party entitled to contribution under this Section in connection with a claim, demand, suit or action giving rise to an Indemnification Payment. If any Stockholder shall default in its obligation to make any payment under this Section, each non-defaulting Stockholder shall be obligated to pay its proportionate share of such defaulted amount, based upon the respective Percentage Interests of the non-defaulting Indemnifying Stockholders. Nothing contained herein shall relieve a defaulting party of liability for its default.

           (b) Each Stockholder (an "Indemnitor") agrees to indemnify, defend and hold harmless each other Stockholder (each an "Indemnitee"), against any and all Losses to which such Indemnitee may become subject, which arise out of or are based upon any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement contained in this Agreement by the Indemnitor exclusively with respect to itself and not with respect to the Company or the Stockholders or any of them as a class or group which (i) results in or gives rise to Losses and (ii) results in an Indemnification Payment. Such Indemnitor shall make any and all indemnification payments under this Section to the Indemnitees promptly upon written request and shall reimburse, as incurred, the Indemnitees for any reasonable legal or other expenses incurred by such Indemnitees in connection with investigating, defending or appearing as third party witnesses in connection with any such Losses.

           (c) The maximum aggregate liability of any Stockholder to any other Stockholder for contribution and indemnification under this Section shall be the value of the Merger Consideration actually received by such Stockholder under this Agreement.

           (d) Each Stockholder hereby agrees that the Stockholders' Representative shall have full power and authority, on behalf of such Stockholder, to administer this Section. Without limitation, the Stockholders' Representative shall have the power and authority (i) to negotiate, defend, settle and otherwise deal with claims or disputes giving rise to or which could give rise to claims for an Indemnification Payment, and (ii) to do all such other acts and things (including the retention of counsel for the Stockholders or any of them) and to pay all such expenses as it may determine to be appropriate, necessary or useful in connection with the foregoing. Whenever any Stockholder receives notice of the assertion of any claim to which the provisions of this Section would be applicable, such Stockholder shall give prompt notice thereof to the Stockholders' Representative who shall use reasonable efforts to give notice thereof to each of the other Stockholders.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

MOORE WALLACE INCORPORATED

By
       Name:
       Title:

LASER COMPANY, INC.

By
       Name:
       Title:

PAYMENT PROCESSING SOLUTIONS, INC.

By
       Name:
       Title:

COMPANY STOCKHOLDERS:
       GREENWICH STREET CAPITAL PARTNERS II, L.P.
       GSCP OFFSHORE FUND, L.P.
       GREENWICH FUND, L.P.

By Greenwich Street Investments II,
      L.L.C., on behalf of and as their
      General Partner

      Name:
      Title:

By
       Name: Frances Batts

By
       Name: Joanne Cashman

By
       Name: James L. Conde

By
       Name: Thomas V. Inglesby

By
       Name: W. Clark Kinser

By
       Name: James L. Knight

By
       Name: Phillip Roman

By
       Name: Michael W. Willoughby

By
       Name: Kenneth Woo

       For purposes of Section 6.8 and
       Article IX

By
Name: Michael W. Morman

Exhibit A-1

Stockholders                                Number of Shares/Percentage Interest

Frances Batts                                      34.36727 / 0.3436727%
4074 Bells Branch Road
Nunnelly, Tennessee  37137

Joanne Cashman                                      4.04321 / 0.0404321%
23682 Draco Way
West Hills, California  91307

James L. Conde                                     40.43208 / 0.4043208%
1234 Mary Helen Drive
Nashville, Tennessee  37220

Thomas V. Inglesby                                322.58091 / 3.2258091%
704 Potomac Knolls Drive
McLean VA 22102

W. Clark Kinser                                   101.08021 / 1.0108021%
2808 Kensington Court
Winston Salem, North Carolina 27106

James L. Knight                                   323.45666 / 3.2345666%
6210 Hillsboro Road
Nashville, Tennessee  37215

Phillip Roman                                     137.46908 / 1.3746908%
Phillip Roman & Co.
12400 Wilshire Boulevard
Suite 1480
Los Angeles, California  90025

Herbert M. Shayne                                 101.08021 / 1.0108021%
The Estate of Herbert M. Shane
4414 Honeywood Drive
Nashville, Tennessee  37205

Michael W. Willoughby                              20.21604 / 0.2021604%
223 Chatfield Way
Franklin, Tennessee  37067-6239

Kenneth Woo                                        20.21604 / 0.2021604%
2242 - 20th Street #6
Santa Monica, California  90405
                                            ------------------------------------
                    Total                       1,104.94171 / 11.0494171%

Exhibit A-2

GSC Partners                                Number of Shares/Percentage Interest

Greenwich Street Capital Partners II, L.P.      8,219.39804 / 82.1939804%

GSCP Offshore Fund, L.P.                          126.76552 /  1.2676552%

Greenwich Fund, L.P.                              548.89472 /  5.4889472%
                                            ------------------------------------

                    Total                       8,895.05828 / 88.9505828%

Exhibit B

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS OF PAYMENT
PROCESSING SOLUTIONS, INC. PURSUANT TO SECTION 228 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE

EFFECTIVE AS OF OCTOBER ____, 2003

           The undersigned, constituting the holders of outstanding shares of common stock of Payment Processing Solutions, Inc., a Delaware corporation (the "Company") having not less than the minimum number of votes that would be necessary to authorize the Company to take action at a meeting at which all shares of common stock of the Company entitled to vote thereon were present and voted, pursuant to Section 228 of the General Corporation Law of the State of Delaware, does hereby consent to the adoption of, and does hereby adopt, the following resolutions which will be effective when the minimum number of shares required to approve the action are obtained:

           WHEREAS, each of the undersigned stockholders of the Company has reviewed the form of the Agreement and Plan of Merger (the "Merger Agreement") to which this consent is attached as Exhibit B.

           NOW, THEREFORE, BE IT:

           RESOLVED, that the form, terms and provisions of the Merger Agreement in substantially the form to which this consent is attached as Exhibit B and the transactions contemplated thereby, be, and hereby are, authorized, adopted and approved in all respects, and any authorized officer of the Company (the "Officer") is directed to execute and deliver the Merger Agreement, to make such changes, additions or deletions thereto and to do any and all other things necessary in connection with the Merger Agreement as the Officer executing the same or performing such acts may approve, such approval to be conclusively evidenced by his execution or performance thereof.

           RESOLVED, that the Officers of the Company be and each of them hereby is authorized and directed to do or cause to be done all further acts and things as they or any of them shall deem necessary or advisable or convenient and proper in connection with or incidental to the consummation and carrying into effect of the Merger Agreement, and that all such actions so taken be and hereby are ratified, approved, confirmed and adopted.

           RESOLVED, that the Officers of the Company be and each of them hereby is authorized and directed to do or to cause to be done all further acts and things as they or any of them shall deem necessary or advisable or convenient and proper in connection with or incidental to the consummation and carrying into effect of the transactions contemplated by the foregoing resolutions, including the execution, acknowledgment and delivery of any and all agreements, certificates, instruments or documents which may be reasonably required or which may be considered supplemental thereto, and that all such actions so taken be and hereby are ratified, approved, confirmed and adopted.

           This action by written consent may be signed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. This action shall be filed with the minutes of the proceedings of the stockholders of the Company and shall be effective as of the date first set forth above.

GREENWICH STREET CAPITAL PARTNERS II, L.P.
GSCP OFFSHORE FUND, L.P.
GREENWICH FUND, L.P.

By: Greenwich Street Investments II, L.L.C.,
       its General Partner

By:
       Name:
       Title:

James L. Knight James L. Conde Michael W. Willoughby Thomas V. Inglesby Joanne Cashman	W. Clark Kinser Frances Batts Phillip Roman Kenneth Woo

Exhibit C

FORM OF AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

           The Registration Rights Agreement dated as of December 29, 2001 by and among Moore Corporation Limited, Certain GSC Investors and Chancery Lane/GSC Investors L.P., is hereby amended as follows:

The definition of "Subject Securities" is struck and replaced with the following:

"SUBJECT SECURITIES" shall mean the Common Shares issued to Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P. and Greenwich Fund, L.P. pursuant to the Agreement and Plan of Merger among Moore Wallace Incorporated, Laser Company, Inc., Payment Processing Solutions, Inc. and the Stockholders of Payment Processing Solutions, Inc. dated as of November 26, 2003, Conversion Shares, the Initial Shares and any Additional Shares issued to the GSC Investors, CLGI or any direct or indirect permitted transferee or distributee of such Persons from time to time, including, without limitation, any current or former partner of CLGI (or, in the case of any current or former partner of CLGI that is itself a partnership, any partner of that partnership), and any securities issued in respect of or in exchange for such shares or other Subject Securities; PROVIDED, that a security ceases to be a Subject Security when it is no longer a Restricted Security.

Moore Wallace Incorporated, as successor
to Moore Corporation Limited

By
       Name:
       Title:

GREENWICH STREET CAPITAL
    PARTNERS II, L.P.
GSCP OFFSHORE FUND, L.P.
GREENWICH FUND, L.P.
GREENWICH STREET EMPLOYEES
    FUND, L.P.
TRV EXECUTIVE FUND, L.P.

By Greenwich Street Investments II, L.L.C.,
       their General Partner

Name:
Title: